SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐ Preliminary proxy statement
☑ Definitive proxy statement

☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
FIDELITY SOUTHERN CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 23, 2009
     The Annual Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 23, 2009, at 3:00 p.m. for the following purposes:
1.	To elect nine directors to serve until the Annual Meeting of Shareholders in 2010;

2.	An advisory (non-binding) vote on executive compensation; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
     Only shareholders of record at the close of business on March 5, 2009, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
     A Proxy Statement and a Proxy are enclosed. Whether or not you plan to attend, please vote your shares by completing, signing, dating, and returning the enclosed Proxy as soon as possible in the postage-paid envelope provided.
     If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
     Also enclosed is a copy of Fidelity’s 2008 Annual Report to Shareholders including Form 10-K.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
March 24, 2009

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT
GENERAL INFORMATION
     The enclosed proxy card is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 23, 2009, at 3:00 p.m., and at any adjournment thereof. This proxy statement, the enclosed proxy card, and Fidelity’s 2008 Annual Report to Shareholders including its Form 10-K are being mailed to our shareholders on or about March 24, 2009.
     Your vote is very important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the individuals named on the enclosed proxy card. If no specification is made, the proxies will be voted for all of the nominees for director named in this proxy statement, and upon such other matters as may properly come before the Annual Meeting or any adjournment thereof, according to the best judgment of the Proxy Committee elected by the Board of Directors and composed of Edward G. Bowen, M.D. and H. Palmer Proctor, Jr.
     The presence of a majority of the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, will constitute a quorum. The nine nominees receiving the highest vote totals will be elected as directors of Fidelity. A majority of the votes cast at the Annual Meeting is required to approve other proposals, unless the vote of a greater number is required by law.
Who Can Vote
     Each shareholder of record at the close of business on March 5, 2009, is entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Each share of Fidelity common stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On March 5, 2009, the record date for the Annual Meeting, there were 9,724,060 shares of Fidelity common stock outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed proxy card includes the number of shares you had in that plan on the record date for the Annual Meeting, as well as the number of shares registered in your name.
How Do I Cast My Vote
     If you are the record owner of your shares (either in certificates, book-entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan), you have the following voting options:
➢	By mail by completing, signing, dating, and returning the enclosed proxy card; or

➢	By attending the Annual Meeting and voting your shares in person.
     Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.
     If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted for the proposals at the Annual Meeting. If you hold your shares in your name and do not return a valid proxy or vote in person at the Annual Meeting, your shares will not be voted.
     If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder has the authority to vote your shares on certain “routine” matters. At the Annual Meeting, the election of directors is deemed “routine” which means that the record holder can vote your shares if you do not timely provide instructions. Although most brokers and nominees offer telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.
     Every vote is important! Please vote your shares promptly.
What Am I Voting On
     There are two proposals that will be presented for your consideration at the Annual Meeting:
➢	Electing nine directors; and

➢	An advisory (non-binding) vote on executive compensation.
     Other business may be addressed at the Annual Meeting if it properly comes before the Annual Meeting. However, we are not aware of any such other business.
Can I Change My Vote
     If you are a record owner, you may revoke your proxy and change your vote at any time before voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, or by attending the Annual Meeting and electing to vote in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.
What Quorum is Needed to Hold the Annual Meeting
     In order to conduct the Annual Meeting, a majority of Fidelity shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return a valid proxy or elect to vote in person at the Annual Meeting, you will be considered part of the quorum.
     Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of votes represented in person or by proxy at the Annual Meeting in determining whether the quorum requirement is satisfied. Abstentions, withheld votes, and broker non-votes will have the effect of a negative vote on all non-routine matters.
What Vote is Needed
     The nine nominees for director receiving the highest vote totals will be elected as directors of Fidelity. All other matters will be decided by the affirmative vote of the majority of the votes cast at the Annual Meeting.
What is our Voting Recommendation
     Our Board of Directors recommends that you vote “FOR” each of our nominees to the Board of Directors.
     Proxy cards that are timely signed, dated, and returned but do not contain instructions on how you want to vote will be voted in accordance with our Board of Directors’ recommendation.
Proxy Solicitation
     Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the common stock and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.

Notice Regarding the Availability of Proxy Materials
     We have posted materials related to the 2009 Annual Meeting on the Internet. The following materials are available on a secure Internet website that is compliant with new regulatory standards and does not utilize tracking cookies or site visit intelligence tracking. It is located at http://materials.proxyvote.com/316394:
•	This Proxy Statement for the 2009 Annual Meeting, and

•	Fidelity’s 2008 Annual Report to Shareholders, including its Form 10-K filed with the Securities and Exchange Commission.
ELECTION OF DIRECTORS
Shareholder Nominees
     The policy of the Nominating Committee is to consider properly submitted proposed nominations for membership on the Board of Directors submitted by shareholders who own at least 1,000 shares of common stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a shareholder for consideration by the Nominating Committee must include the proposed nominee’s name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the Nominating Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the shareholder must submit the recommendation on or before November 1 immediately preceding the next annual meeting of shareholders. None of our qualifying shareholders nominated any prospective nominees to our Nominating Committee for consideration at the Annual Meeting.
Identifying and Evaluating Nominees for Director
     The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Nominees for director are selected for their character, judgment, diversity of experience, acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its shareholders. The Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating Committee’s Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section of our website at www.fidelitysouthern.com.
     The name of any candidate for nomination as a director may be submitted to the Nominating Committee by shareholders, as described above, and directors. The Nominating Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating Committee recommends, by a majority vote of its members, to the entire Board of Directors those candidates it believes will best serve Fidelity and its shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating Committee of a director of Fidelity.
     The number of directors is currently set at nine by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders or until their successors are elected and qualified. James H. Miller III will not stand as a nominee for re-election to the Board of Directors due to the fact that he has been promoted to President of Southern Nuclear Operating Company, with added responsibilities, and has moved to another state.
     Fidelity’s Board of Directors has determined that each member of its Board, other than James B. Miller, Jr. and H. Palmer Proctor, Jr. were “independent” during 2008 as defined in the NASDAQ Marketplace Rules.
     In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the proxy be voted for more than nine nominees. Management has no reason to believe that any nominee will not serve if elected.

Nominating Committee Report
     The Nominating Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating Committee, and recommended the slate to the Board of Directors as director nominees for election at the 2008 Annual Meeting of Shareholders.
Major General (Ret) David R. Bockel, Chairman
Robert J. Rutland
Rankin M. Smith, Jr.
Information About Nominees for Director
     The following information as of March 5, 2009, has been furnished by the respective nominees for director. All nominees for election to the Board of Directors set forth in this proxy statement currently serve as directors of Fidelity. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years.

		Year
		First	Business Experience During Past
Name	Age	Elected	Five Years and Other Information

James B. Miller, Jr. (3)	68	1979	Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank, a wholly owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until present. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. Chairman of Fidelity National Capital, Inc., a wholly owned subsidiary of Fidelity, from 1992 to 2005 (closed in 2005). Chairman of Berlin American Companies, a group of family real estate companies, from 2003 until present. Chairman of Prescott Automotive LLC, a new and used car dealer, from 2006 until present. Chairman of Trinity Apex, a real estate business, from 2006 until present. A director of Interface, Inc., a carpet and fabric manufacturing company, since 2000, and of American Software Inc., a software development company, since 2002.

Major General (Ret) David R. Bockel (1) (2) (4)	64	1997	Deputy Executive Director, Reserve Officers Association of the United States, Washington, D.C., since October 2003. A director of Fidelity Bank since 1997.

Edward G. Bowen, M.D.	73	1989	Retired gynecologist and obstetrician in Atlanta, Georgia. Trustee, Duke University, 1998 until 2006. A director of Fidelity Bank since 1989.

Harp, Jr., Dr. Donald A.	70	2008	Adjunct Professor, Candler School of Theology, Emory University since September 2008. Minister Emeritus of Peachtree Road United Methodist Church since July 2008. Senior Minister of Peachtree Road United Methodist Church from 1988 to July 2008. A director of Fidelity Bank since 2008.

Kevin S. King (3)	61	1998	Attorney in Atlanta, Georgia. Executive Director, Greenfield Hebrew Academy, from July 2007 to present. A director of Fidelity Bank since 1998.

		Year
		First	Business Experience During Past
Name	Age	Elected	Five Years and Other Information

H. Palmer Proctor, Jr. (3)	41	2004	President of Fidelity since April 2006; Senior Vice President of Fidelity from January 2006 through April 2006; Vice President of Fidelity from 1996 to January 2006. President of Fidelity Bank since October 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Fidelity National Capital, Inc., a wholly owned subsidiary of Fidelity, from 2003 to 2005 (closed in 2005). A director of Fidelity Bank since 2004.

Robert J. Rutland (1) (4)	67	1979	Chairman/CEO of Greyland Development Group, a real estate development company located in Covington, Georgia, from June 1, 2007, to present. Chairman of Allied Holdings, Inc., a transportation company located in Decatur, Georgia, from 1995 to May 2007. A director of Fidelity Bank since 1974.

W. Clyde Shepherd III (1) (3)	48	2003	President, Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. President or Vice President/Secretary of Toco Hill, Inc., a real estate/lessor and investment company located in Atlanta, Georgia since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company, located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.

Rankin M. Smith, Jr. (2) (4)	61	1987	Owner and Manager, Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. A director of Fidelity Bank since 1987.

(1)	Member of the Audit Committee of the Board of Directors

(2)	Member of the Compensation Committee of the Board of Directors

(3)	Member of the Executive Committee of the Board of Directors

(4)	Member of the Nominating Committee of the Board of Directors
     There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.
Recommendation
     The Board of Directors recommends a vote “FOR” each of the above nominees for director.
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
     The American Recovery and Reinvestment Act of 2009 requires Fidelity to permit a non-binding advisory vote on the compensation of its “Named Executive Officers,” as described in the “Executive Compensation” section of this Proxy Statement, including “Compensation Discussion and Analysis,” the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure during the period in which any obligation arising from Fidelity’s participation in the TARP Capital Purchase Program remains outstanding.
     This proposal, commonly known as a “say-on-pay” proposal, gives Fidelity’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:
     Resolved, that the shareholders approve the compensation of the named executive officers, as described in the “Executive Compensation” section of the 2009 Proxy Statement, including “Compensation Discussion and Analysis,” the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure.

     Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.
Recommendation
     The Board of Directors recommends a vote “FOR” this proposal. Unless marked to the contrary, proxy cards received by the Company will be voted “FOR” this proposal.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     During 2008, the Board of Directors held eight meetings. Each of the directors attended at least 75 percent of the meetings of the Board of Directors and the meetings of the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Executive Committee.
     Directors are encouraged to attend the Annual Meeting of Shareholders. Nine directors attended the 2008 Annual Meeting of Shareholders.
Audit Committee
     Fidelity has a separately designated standing Audit Committee that oversees the financial and accounting reporting process, assures that an audit program is in place to protect the assets of Fidelity, assures that adequate internal controls exist, oversees the internal audit function, reviews the Report of Management on Internal Control Over Financial Reporting and related testing and documentation, selects the independent accountants for appointment by the Board of Directors, and evaluates their performance. During 2008, the Audit Committee held nine meetings.
     The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. The Charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
     The Board of Directors of Fidelity has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee. In addition, W. Clyde Shepherd III, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current member composition of the Audit Committee satisfies, and will continue to satisfy, the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market.
Nominating Committee
     The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board, and recommend to the Board the director nominees for each annual meeting of the shareholders and to fill vacancies and new positions on the Board. Fidelity’s Board of Directors has determined that the members of our Nominating Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. The Nominating Committee held two meetings during 2008. Major General (Ret) David R. Bockel serves as Chairman of the Committee.
     The Nominating Committee is governed by a written charter approved by the Nominating Committee and the Board of Directors. The Charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Compensation Committee
     The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the determination of goals and objectives, to evaluate performance relative to those goals and objectives, to determine the remuneration of all executive officers of Fidelity and each of its direct subsidiaries, and to grant stock options and administer the Stock Option Plan and the Equity Incentive Plan. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. Likewise, the Compensation Committee is responsible for reviewing and discussing the Compensation Discussion and Analysis and recommending its inclusion in this proxy statement. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. During 2008, the Compensation Committee held five meetings. Major General (Ret) David R. Bockel serves as Chairman of the Committee.
     The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. The Charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Executive Committee
     The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2008, the Executive Committee held two meetings. James B. Miller, Jr. serves as Chairman of the Committee.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives of Executive Compensation Program
     The objectives of our executive compensation program are:
➢	to provide competitive levels of compensation which take into account not only annual, but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value;

➢	to attract, hire, and retain well-qualified, experienced, and ethical, motivated, and dedicated executives given the extremely competitive nature of the financial services industry in general and in our market, in particular;

➢	to evaluate the performance of executive officers in regard to a rapidly changing economic, interest rate, and credit quality environment in 2009;

➢	to reward executives based on corporate performance and the attainment of long-term goals and strategic objectives and the level of each executive’s initiative, responsibility, achievements, and how effectively risk is managed; and

➢	to provide competitive financial security for executives and dependents in the event of a change in control, death, disability, or retirement.
What our Executive Compensation Program is Designed to Reward
     Our executive compensation program is designed to recognize and reward both corporate and individual performance primarily through competitive salary arrangements, annual incentive compensation plans, stock option grants, employment agreements, a deferred compensation plan, life insurance programs, certain perquisites and other broad-based employee benefit plans such as our 401(k) Plan.
What are the Regulatory Limits on Executive Compensation
     TARP Capital Purchase Program. On December 19, 2008, as part of the United States Treasury Department’s (the “Treasury”) TARP Capital Purchase Program (the “CPP”), Fidelity entered into an Agreement (the “Purchase Agreement”) with Treasury, pursuant to which Fidelity (i) sold 48,200 shares of Fidelity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Shares”) and (ii) issued a warrant (the “Warrant”) to purchase 2,266,458 shares of common stock (subsequently adjusted to 2,277,790.29 shares as a result of Fidelity’s stock dividend) for an aggregate purchase price of $48.2 million in cash.
     In the Purchase Agreement, Fidelity agreed that, until such time as Treasury ceases to own any securities of Fidelity acquired pursuant to the Purchase Agreement, Fidelity will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA and agreed not to adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing. Section 111(b)(2) of EESA provides for the executive compensation and corporate governance standards to include:
•	limits on compensation that exclude incentives for senior executive officers of financial institutions to take unnecessary and excessive risks that threaten the value of the financial institution;

•	required recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	prohibition on the financial institution from making any “excess parachute payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”), during the period that Treasury holds an equity or debt position; and

•	agreement to limit a claim to a federal income tax deduction for senior executive compensation in excess of $500,000 per year.
     American Recovery and Reinvestment Act. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA, commonly known as the economic stimulus or economic recovery package, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients until the institution has repaid Treasury the amount of a CPP investment, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to Treasury’s consultation with the recipient’s appropriate regulatory agency. The executive compensation standards are more stringent than those currently in effect under the CPP or those previously proposed by Treasury, but it is not yet clear how these executive compensation standards will relate to the similar standards announced by Treasury in its guidelines on February 4, 2009, or whether the standards will be considered effective immediately or only after implementing regulations are issued by Treasury.
     The new ARRA standards include:
•	a prohibition on bonuses, retention awards, and other incentive compensation, other than restricted stock grants up to one-third of an employee’s total annual compensation that do not fully vest while Treasury holds an investment;

•	a prohibition on making any payments to the five highest paid executive officers and the next five most highly compensation employees for departure from a company other than compensation earned for services rendered or accrued benefits;

•	subjecting bonus, incentive and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	a prohibition on compensation plans that encourage manipulation of reported earnings;

•	a retroactive review by Treasury of any bonus, retention awards or other compensation previously provided by TARP recipients to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009, to determine if such payments were inconsistent with the purposes of TARP or otherwise contrary to public interest and negotiate for the reimbursement of any such payments;

•	establishment of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business; and

•	inclusion of a “say-on-pay” proposal to a non-binding vote of shareholders at annual meetings, whereby shareholders vote to approve the compensation of executives.
     As noted, the ARRA directs Treasury and the SEC to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law have been issued to date. Pending the issuance of regulations, the Board of Directors, Compensation Committee, and management are reviewing the requirements of the ARRA, its impact on current and future compensation, and the effect of the law’s requirements on Fidelity’s competitive position. Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of executive compensation, including adjustments to base salaries, bonus awards, equity incentive compensation awards, and existing agreements.
How We Choose the Amounts for Each Element of Compensation
     The Compensation Committee annually evaluates and recommends to the independent directors the salary and total remuneration of James B. Miller, Jr., our Chairman and principal executive officer, our principal financial officer, and our other two executive officers (the “Named Executive Officers”). During 2008, our Named Executive Officers were Mr. Miller, Stephen H. Brolly, our Chief Financial Officer effective December 2008, B. Rodrick Marlow, our former Chief Financial Officer, H. Palmer Proctor, Jr., our President, and David Buchanan, a Vice President. This review is based on each executive officer’s individual achievements and contributions to corporate short-term and long-term goals and objectives for the prior year, as well as the individual and corporate goals and objectives for the current year. The Compensation Committee evaluates the Chairman’s performance and recommends his compensation, while the Chairman’s evaluations and compensation recommendations for the other executive officers are considered by the Compensation Committee.
     Included in the executive officer compensation review process is a comparative review of the elements of compensation and total compensation for executive officers of financial institutions of comparable size and complexity located in the Southeast, focusing particularly on those financial institutions located in highly competitive markets such as ours. The Committee evaluates data publicly available in connection with this review and does not utilize any compensation consultants. This selected peer group comparative data is gathered through a financial institution statistical data service and through a review of prior proxy statements of selected financial institutions.
     The Compensation Committee also met with the members of management responsible for risk management to review our incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our senior executive officers. As part of its review, the Compensation Committee considered the various risks to which Fidelity is subject, including market, liquidity, interest rate, operational, financial, credit quality, and other risks, and how Fidelity’s incentive compensation programs may contribute to risk. The Compensation Committee also considered Fidelity’s controls and actions taken to mitigate and monitor those risks.
     In connection with such review, the Compensation Committee concluded that Fidelity’s incentive compensation programs do not encourage Fidelity’s senior management to take excessive or unnecessary risks that threaten the value of the Company. Instead, the Compensation Committee concluded that Fidelity’s incentive compensation programs are designed to encourage the executive officers to achieve individual and corporate goals and objectives, while continually assessing and monitoring the risks.
What are the Elements of Compensation
     Annual Salary. The Committee believes that the most important element of executive officer compensation to attract, retain, and motivate executive officers in our market is annual salary, which is heavily weighted in the determination of each executive officer’s total compensation. None of the executive officers, except Stephen H. Brolly who was elected Interim Chief Financial Officer in August 2008 and Chief Financial Officer in December 2008, were given salary increases for 2008.
     Bonus. The Compensation Committee does not provide for a bonus plan as an element of total executive officer compensation, although one-time bonuses have been awarded from time to time to certain executive officers for achievement and superior performance.
     Incentive Compensation. Stock options are awarded to executive officers from time to time to enhance the alignment of their objectives with those of shareholders in terms of building value, to provide an opportunity for increased levels of ownership by executive officers, to encourage executive officer retention through longer-term incentives, and to maintain competitive levels of total compensation. Options are generally awarded at the closing market price on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price on the date of grant. The Compensation Committee will from time to time award options as an inducement to join the Company and these are generally awarded with the date of hire as the grant date.

     During 2008, the Board of Directors of Fidelity, upon the recommendation of the Compensation Committee, issued 75,000, 75,000, 10,000, 5,000, and 50,000 stock options to Messrs. Miller, Proctor, Marlow, Brolly, and Buchanan, respectively. These awards were not a significant element of executive compensation for 2008. The Compensation Committee will consider recommending the issuance of stock options and option related awards to executive officers during 2009. These recommendations for awards, if any, are not expected to be a significant element of executive compensation for 2009.
     Even though the Compensation Committee believed that the executive officers acted decisively and effectively during the credit turmoil and the period of economic slowdown and instability of the residential real estate market in 2008, there were no incentive compensation awards for 2008.
     Incentive Compensation Plans, Employment and Executive Continuity Agreements Non-equity incentive compensation plans and employment and executive continuity agreements have been provided to our executive officers to aid in retention, to encourage continuity, to provide for non-compete requirements if employment is terminated, and to remain competitive with the compensation programs of competitive financial institutions.
     Incentive Compensation Plans. The Compensation Committee believes that non-equity incentive plan compensation is a valuable element of overall executive officer compensation to motivate executive officers to achieve individual and corporate short-term and long-term or strategic goals and objectives. Although each executive officer was eligible for 20% of his salary or annual base compensation, or such other amount as determined by the Compensation Committee, as incentive compensation during 2008, no incentive compensation was awarded.
     Messrs. Miller’s and Proctor’s employment agreements provide that they will be eligible during 2009 for 20% of their base compensation of $600,000 and $360,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion.
     Fidelity and Fidelity Bank entered into incentive compensation agreements with Stephen H. Brolly as Chief Financial Officer and David Buchanan as Vice President, providing that Messrs. Brolly and Buchanan will be eligible during 2009 for 20% of their base compensation of $200,000 and $260,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion.
     Employment Agreements. Executive officers are provided with employment and continuity agreements of various terms to provide them assurance of compensation following a change in control. The agreements serve as a retention program as well as a program to provide for non-compete requirements.
     Fidelity and Fidelity Bank entered into an employment agreement with James B. Miller, Jr. as Chairman and Chief Executive Officer of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Internal Revenue Code Section 409A (“Section 409A”). The employment agreement provides for an annual base salary of $600,000 per year and makes Mr. Miller eligible for 20% of his base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Miller’s employment is terminated by Fidelity for any reason (other than for cause (as defined below), death, or total disability), Mr. Miller will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. Termination for cause is defined as the commission of a felony or any other crime involving moral turpitude, the commission of dishonest acts intended to result in personal gain, illegal use of controlled substances, misappropriation of Company assets, or the breach of any other term of the agreement such as the solicitation of clients, the solicitation of employees, covenants not to compete, or confidentiality. If such payment were to be made under the current employment agreement, such payment would equal approximately $1.8 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Miller’s employee benefit programs totaled less than $10,000 in 2008.

     Additionally, the employment agreement provides that upon termination of Mr. Miller’s employment, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Miller’s non-compete agreement, he will receive an amount equal to 60 percent (60%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Miller’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $8 million payable to his designated beneficiaries or his estate.
     Fidelity and Fidelity Bank also entered into an employment agreement with H. Palmer Proctor, Jr. as President of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Section 409A. The employment agreement provides for an annual base salary of $360,000 per year and makes Mr. Proctor eligible for 20% of base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Proctor’s employment is terminated by Fidelity for any reason (other than for cause (as defined above), death, or total disability), Mr. Proctor will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a thirty-six (36) month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for eighteen (18) months after the date of termination on the same basis as other executives. If such payment were to be made under the current employment agreement, such payment would equal approximately $1.1 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Proctor’s employee benefit programs totaled less than $10,000 in 2008.
     Additionally, Mr. Proctor agrees that if he terminates his employment, for a period of eighteen (18) months (the “Non-Compete Period”), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Proctor’s non-compete agreement, he will receive an amount equal to 40 percent (40%) of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Proctor’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $1.5 million payable to his designated beneficiaries or his estate.
     Executive Continuity Agreements. Fidelity maintains executive continuity agreements with James B. Miller, Jr., H. Palmer Proctor, Jr., Stephen H. Brolly, and David Buchanan to encourage such executive officers to continue their employment with Fidelity following a change of control. Each agreement ensures that the executive will maintain his salary following a change of control for a period of time (up to one (1) year with respect to Messrs. Brolly and Buchanan and for up to three (3) years for Messrs. Miller and Proctor) and will continue to have the benefit of incentive or other programs generally available to executives. If any executive is terminated other than for cause, total disability, or death during the applicable change of control period or the executive terminates his employment for good reason, the executive will receive, for a period of one (1) year with respect to Messrs. Brolly and Buchanan, or a period of three (3) years with respect to Messrs. Miller and Proctor, his final compensation less the aggregate amount to be paid in connection with the executive’s agreement not to compete with Fidelity, not to solicit its customers or employees, and to maintain the confidentiality of its confidential information. Additionally, each executive agrees that, for a period of time (twelve (12) months for Messrs. Brolly and Buchanan and eighteen (18) months for Messrs. Miller and Proctor (the “Non-Compete Period”)), he will not engage in a competitive business within a fifty (50) mile radius of Fidelity’s Buckhead office, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of such agreement, each executive will receive a payment equal to 40 percent (40%) of his base salary for each year or portion thereof during the Non-Compete Period with respect to Messrs. Proctor, Brolly, and Buchanan, and equal to 60 percent (60%) of his base salary for each year or portion thereof during the Non-Compete Period with respect to Mr. Miller. The executives will also continue to be eligible to participate in Fidelity’s benefit plans for twelve (12) months with respect to Messrs. Brolly and Buchanan, or eighteen (18) months with respect to Messrs. Miller and Proctor, and will be entitled to outplacement services for a period up to two (2) years that will be paid by Fidelity (with a maximum cost of $20,000). The executives will not receive a duplication of benefits under the Executive Continuity Agreements and any Employment Agreement or other agreement, program, or arrangement, because benefits paid under the Executive Continuity Agreement will be reduced by any similar benefits paid otherwise.

     If payments were to be made under the current executive continuity agreements, such payments would equal approximately $1.8 million, $1.1 million, $200,000 and $260,000 for Messrs. Miller, Proctor, Brolly, and Buchanan, respectively, reduced for payments made, if any, under the employment agreements described above, excluding payments related to continued participation in the employee benefit programs and possible outplacement services as described above. Payments for employee benefit programs made by Fidelity and Fidelity Bank totaled less than $10,000 for each Named Executive Officer in 2008. The executive continuity agreements were amended and restated December 16, 2008, in order to comply with the rules of Section 409A.
     Under the executive continuity agreements, “final compensation” is defined as the highest of (i) the executive’s compensation for the 12 full calendar months immediately preceding the change of control; (ii) the executive’s annual base salary rate payable by Fidelity, the Bank and any affiliate, in effect immediately preceding the change of control or (iii) the executive’s annual base salary rate as set by Fidelity, the Bank and any affiliate, effective at any time during the employment period. Termination for “good reason” by the executive is defined as an uncured event which occurs without the executive’s consent such as an adverse material change in responsibilities, an assignment of responsibilities inconsistent with the position of the executive, any removal of the executive from a position held prior to the change in control, a reduction in salary or incentive compensation, required relocation more than 15 miles from his current place of employment, or the failure of Fidelity to continue any benefits in which the executive participated prior to the change in control.
     “Change of control” means generally:
(1)	The acquisition of equity securities of Fidelity or the Bank representing more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Fidelity or the Bank;

(2)	A change in at least a majority of the board of Fidelity or the Bank not approved by a majority of the incumbent board; or

(3)	A complete liquidation or dissolution of Fidelity or the Bank, the sale or other disposition of all or substantially all of the assets of Fidelity or the Bank, or the acquisition by a person, other than Fidelity of equity securities of the Bank representing more than fifty percent (50%) of the combined voting power represented by the Bank’s then outstanding voting securities.
     TARP-Related Waivers and Agreements. In connection with the TARP CPP, each of the Named Executive Officers, (i) executed a waiver (the “Waiver”) voluntarily waiving any claim against Treasury or Fidelity for any changes to compensation or benefits arrangements that are required to comply with the regulation issued by Treasury under the TARP CPP and acknowledging that the regulation may require modification of the compensation, bonus, incentive, and other benefit plans, arrangements, and policies and agreements (collectively “Benefit Plans”) as they relate to the period Treasury holds any equity or debt securities of the Company acquired through the TARP Capital Purchase Program; and (ii) entered into a senior executive officer agreement with Fidelity amending the Benefit Plans with respect to each such Named Executive Officer as may be necessary during the period that Treasury owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or the Warrant, to comply with Section 111(b) of the EESA. None of the payments under any of our agreements with our Named Executive Officers would be considered Excess Parachute Payments or would violate the prohibitions under the TARP CPP.
Other Compensation
     We provide executive officers with perquisites and other personal benefits that are believed to be reasonable and consistent with the overall compensation program to assist with attracting and retaining executive officers. These perquisites and benefits are periodically reviewed for composition and appropriateness. Certain executive officers are provided life insurance through split-dollar plans, company automobiles, and country club memberships.
     Fidelity has adopted certain broad-based employee benefit plans in which executives and other officers, together with employees, have the right to participate. Benefits under these plans are not directly or indirectly tied to Fidelity’s performance, except that contributions by Fidelity to the 401(k) Plan are voluntary, at the election of the Board of Directors.

Summary Compensation Table
     The following table sets forth the annual total compensation paid by Fidelity and its subsidiaries for 2008, 2007, and 2006 to our Named Executive Officers. No bonuses were paid to any Named Executive Officers in 2008:

				Non-Equity
Name and Principal			Option	Incentive Plan	All Other
Position	Year	Salary	Awards(6)	Compensation	Compensation		Total
James B. Miller, Jr.	2008	$600,000	$9,685	$—	$136,467	(1)	$746,152
Chairman and Chief	2007	600,000	—	—	103,227	(1)	703,227
Executive Officer	2006	500,000	—	—	38,511	(1)	538,511

Stephen H. Brolly	2008	184,667	5,006	—	6,230	(2)	195,903
Chief Financial Officer

B. Rodrick Marlow	2008	209,692	10,013	—	5,742	(3)	225,447
Former Chief Financial Officer	2007	240,000	8,006	—	5,625	(3)	253,631
	2006	173,750	—	—	7,507	(3)	181,257

H. Palmer Proctor, Jr.	2008	360,000	31,488	—	15,623	(4)	407,111
President	2007	360,000	20,791	—	18,597	(4)	399,388
	2006	300,000	3,108	38,141	18,935	(4)	360,184

David Buchanan	2008	260,000	10,817	—	10,431	(5)	281,248
Vice President	2007	260,000	4,780	—	10,644	(5)	275,424
	2006	240,000	3,108	—	12,579	(5)	255,687

(1)	Includes Fidelity’s matching contributions of $6,000, $2,250, and $5,012 in 2008, 2007, and 2006 to Mr. Miller’s account in the tax-qualified savings plan (“401(k) Plan”), $5,666, $3,994, and $4,910 in 2008, 2007, and 2006 for personal use of a company automobile, $1,221 in 2006 for a tax gross up payment, $2,223 in 2006 for an executive physical, and $109,999, $96,479, and $25,027 in 2008, 2007, and 2006 for life insurance for Mr. Miller under split dollar and corporate owned life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage). Under the split dollar insurance policies, Fidelity will receive, upon termination of the policies, proceeds equal to the insurance premiums paid plus a market yield. Also includes $1,614, $504, and $118 in 2008, 2007, and 2006 for annual club fees based on personal use.

(2)	Includes Fidelity’s matching contribution of $6,230 in 2008 to Mr. Brolly’s account in the 401(k) Plan.

(3)	Includes Fidelity’s matching contributions of $5,742, $5,625, and $4,655 in 2008, 2007, and 2006 to Mr. Marlow’s account in the 401(k) Plan, $1,011 in 2006 for a tax gross up payment, and $1,841 in 2006 for an executive physical.

(4)	Includes Fidelity’s matching contributions of $6,900, $6,750, and $6,600 in 2008, 2007, and 2006 to Mr. Proctor’s account in the 401(k) Plan, $4,931, $4,864, and $6,142 in 2008, 2007, and 2006 for personal use of a company automobile, $1,142 in 2006 for a tax gross up payment, $2,079 in 2006 for an executive physical, and $2,213, $2,213, and $1,275 in 2008, 2007, and 2006 under split dollar life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield. Also, includes $1,578, $4,770, and $1,697 in 2008, 2007, and 2006 for annual club fees based on personal use.

(5)	Includes Fidelity’s matching contributions of $6,500, $6,750, and $6,600 in 2008, 2007, and 2006 to Mr. Buchanan’s account in the 401(k) Plan, $2,806, $2,746, and $2,421 in 2008, 2007, and 2006 for personal use of a company automobile, $1,118 in 2006 for a tax gross up payment, $2,036 in 2006 for an executive physical, and $1,125, $1,148, and $404 in 2008, 2007, and 2006 under a split dollar life insurance policy (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield.

(6)	The value of the option awards is calculated in accordance with SFAS 123(R). For financial statement purposes, the Company estimated a forfeiture rate of 15%, 15%, and 0% for the years ended December 31, 2008, 2007, and 2006, respectively. No forfeiture rate is used in calculating option awards for the purpose of the Summary Compensation Table. See Note 11 to the Company’s Audited Consolidated Financial Statements for additional discussion on SFAS 123(R) valuation methodology.

Grant of Plan-Based Awards

			Number of
			Securities
			Underlying		Exercise	Grant Date Fair
Name	Grant Date	Award Date	Options		Price	Value
James B. Miller, Jr.	7/22/2008	7/22/2008	75,000	(1)	$4.60	$69,750	(2)

Stephen H. Brolly	7/22/2008	7/22/2008	5,000	(1)	4.60	4,650	(2)

B. Rodrick Marlow	7/22/2008	7/22/2008	10,000	(1)	4.60	9,300	(2)

H. Palmer Proctor, Jr.	7/22/2008	7/22/2008	75,000	(1)	4.60	69,750	(2)

David Buchanan	7/22/2008	7/22/2008	50,000	(1)	4.60	46,500	(2)

(1)	These stock options vest one-third per year starting on July 22, 2009.

(2)	The grant date fair value is calculated in accordance with SFAS 123(R). See Note 11 to the Company’s Audited Consolidated Financial Statements for additional discussion on SFAS 123(R) valuation methodology.
     The exercise price is set at the market closing price on the date preceding the grant date. The vesting period and term of options are determined based on the Compensation Committee’s review of recommended awards and their review of long and short-term goals and objectives. In order to provide incentives for short to intermediate term strategic objectives and to generate additional capital in the Company more quickly, a relatively short three-year vesting period was selected. The vested options must be exercised within five years of the date of grant.
Option Exercises
     There were no option exercises for any of the Named Executive Officers for the year ended December 31, 2008.
Outstanding Equity Awards at December 31, 2008
     The following table sets forth the outstanding equity awards at December 31, 2008, for the Named Executive Officers:

	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option
Name	Exercisable	Unexercisable	Price	Expiration Date
James B. Miller, Jr.	—	75,000	$4.60	07/22/2013
Stephen H. Brolly	—	5,000	4.60	07/22/2013
	1,667	3,333	18.70	02/01/2011
B. Rodrick Marlow	3,334	—	18.70	11/05/2009
H. Palmer Proctor, Jr.	2,000	—	10.75	04/24/2009
	8,334	16,666	18.70	02/01/2011
	—	75,000	4.60	07/22/2013
David Buchanan	1,667	3,333	18.70	02/01/2011
	—	50,000	4.60	07/22/2013
     There were no stock awards unvested for the Named Executive Officers at December 31, 2008. There were no stock awards issued for the Named Executive Officers for the year ended December 31, 2008.
Nonqualified Deferred Compensation
     There is a nonqualified deferred compensation plan available to executive officers to provide an opportunity to defer amounts in addition to that which may be deferred under the 401(k) Plan. Under the nonqualified deferred compensation plan, the Board or its designee specifies the employees eligible to participate in the plan and the effective date and period of each such employee’s eligibility to participate. The amount deferred by the participant is deducted each pay period in which the participant has compensation during the period of participation. Upon written notice by December 31st each year, a participant may increase, decrease, or discontinue the deferral election for the following year. A participant’s interest in the value of the account is 100% vested and nonforfeitable.
     The participant’s account is credited with earnings (or losses) determined assuming the amounts credited to the account were invested in the investment funds the participant has selected from the funds made available from time to time under the plan for such purpose. There is no current or potential future cost to the Company because the plan acquires the investments to match employee investment selections.
     Unless the participant has specified a date for the commencement of distributions, on the participant’s termination of service with, or retirement from, the employer, the amounts credited to the account shall be paid commencing as soon as feasible after such termination of service or retirement; provided that in the case of a participant that is a “key employee” (as defined in Section 409A), if the stock of the employer is then publicly traded on an established securities market or otherwise, any amounts which become payable from this plan within the first six months after such participant’s termination shall be delayed and paid immediately following the close of such sixth month (or, if earlier, the date of such participant’s death).
     In no event will a distribution of any part of a participant’s account be made prior to the earliest of (i) the participant’s termination of service unless the participant has specified a later date in an election then in effect, (ii) the date specified by the participant in the most recent election then in effect, (iii) the date the participant becomes disabled, (iv) the death of the participant, or (v) the occurrence of an unforeseeable emergency.
     At the end of each year, the Board (or its designee) determines whether there will be an employer contribution credit for the year. Such determination is made on an individual participant basis, with the Board having absolute discretion to determine whether an individual participant will be credited with an employer contribution, the amount of such contribution, and the conditions the participant must satisfy to be credited with such contribution. Although the plan provides for Company contributions, there have been no Company contributions to this plan for the past five years.
     The following table sets forth the nonqualified deferred compensation transactions for the year ended December 31, 2008, and the aggregate balance at December 31, 2008, for the Named Executive Officers:

	Executive	Aggregate
	Contributions in	Losses	Aggregate Balance
Name	2008	in 2008	at 12/31/08
James B. Miller, Jr.	$—	$—	$—

Stephen H. Brolly	—	—	—

B. Rodrick Marlow	—	—	—

H. Palmer Proctor, Jr.	—	—	—

David Buchanan	1,950	(172,425)	290,389
     There were no Company contributions to or withdrawals or distributions from this plan for the year ended December 31, 2008.
Agreements with Executive Officers and Post-Employment Compensation
     Messrs. Miller, Proctor, Brolly, and Buchanan have entered into employment and executive continuity agreements that are described in the Compensation Discussion and Analysis section.
Compensation of Nonemployee Directors
     During 2008, each nonemployee director of Fidelity received a $10,000 annual retainer, paid in four quarterly installments, divided equally between Fidelity and Fidelity Bank. In addition, each nonemployee director received $2,000 for each Fidelity and Fidelity Bank Board of Directors’ meeting attended and $1,000 for each committee meeting attended.

     Director retainers and fees are reviewed periodically by the Compensation Committee and adjustments are recommended to the Board. The retainers and fees are believed to be competitive and appropriate to attract and retain well-qualified and committed members. The nonemployee members of the Board of Directors are provided no compensation or benefits other than retainers and fees.
     The following table sets forth the compensation of nonemployee directors for the year ended December 31, 2008.

	Fees Earned	Option
	or Paid in	Awards
Name	Cash	(1)	Total
Major General (Ret) David R. Bockel (2)	$46,000	$129	$46,129
Edward G. Bowen, M.D. (2)	44,000	129	44,129
Harp, Jr., Dr. Donald A.	15,500	—	15,500
Kevin S. King (2)	44,000	129	44,129
James H. Miller III (2)	39,000	129	39,129
Robert J. Rutland (2)	29,000	129	29,129
W. Clyde Shepherd III (2)	38,000	129	38,129
Rankin M. Smith, Jr. (2)	37,000	129	37,129

(1)	Reflects the dollar amount recognized for financial statements reporting purposes of the fiscal year ended 2008. There were no option awards granted to directors prior to 2008.

(2)	Each of these directors was awarded 1,000 stock options on July 22, 2008, with an option exercise price of $4.60, an option expiration date of July 22, 2013, and a vesting schedule of one-third for three years beginning July 22, 2009. As of December 31, 2008, each of these directors had 1,000 stock options outstanding.
     There were no stock awards, non-equity incentive plan compensation, or other compensation paid for the year ended December 31, 2008.
     James B. Miller, Jr., the Company’s Chairman and Chief Executive Officer, and H. Palmer Proctor, Jr., the Company’s President, are not included in the above table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Miller and Proctor as employees of the Company is shown in the Summary Compensation Table on page 13.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed Fidelity’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2008, and has discussed the contents with management.
     Based upon the review and discussion noted above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2008.
     In addition, the Compensation Committee certifies that it has reviewed with Fidelity’s senior risk officer the incentive compensation arrangements with its Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage these senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.
Major General (Ret) David R. Bockel, Chairman
James H. Miller III
Rankin M. Smith, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee of the Board of Directors are Major General (Ret) David R. Bockel, Chairman, James H. Miller III, and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary or engaged in any transaction that would be required to be disclosed below in “Certain Relationships and Related Party Transactions.” There are no Compensation Committee

interlocks between Fidelity and other entities involving Fidelity’s executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Fidelity has a written related person transaction policy that governs the identification, approval, ratification, and monitoring of any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of Fidelity must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person. There were no reportable transactions during 2008.
     Fidelity Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans have not and will not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2008, Fidelity Bank had loans outstanding to executive officers and directors and their controlled entities aggregating approximately $1.6 million.
CODE OF ETHICS
     The Board of Directors of Fidelity has adopted a Conflict of Interest Policy / Code of Ethics applicable to all of its directors and employees, including its chief executive officer and each of its senior financial officers, that complies with applicable regulations under the federal securities laws and the NASDAQ Marketplace Rules. The code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to disclose any amendment or waiver by posting such information on its website.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table reflects the number of shares of common stock beneficially owned as of March 5, 2009, by (1) each person known to be the beneficial owner of more than five percent of the common stock of Fidelity, (2) each director, (3) each Named Executive Officer, and (4) all directors and executive officers as a group.
     Unless otherwise indicated, each of the named individuals and each member of the group has sole or shared voting power or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
     The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 5, 2009, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Sagas Partners LLC	764,502		7.86%
3399 Peachtree Road #2040
Atlanta, GA 30326
Tontine Partners, LP	738,482		7.59
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830-6378
James B. Miller, Jr.	2,957,499	(1)	30.41
Major General (Ret) David R. Bockel	13,588	(2)	*
Edward G. Bowen, M.D.	18,728	(3)	*
Dr. Donald A. Harp, Jr.	6,445		*
Kevin S. King	13,439	(4)	*
James H. Miller III	31,064		*

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
H. Palmer Proctor, Jr.	80,573	(5)	*
Robert J. Rutland	143,694	(6)	1.48
W. Clyde Shepherd III	81,438	(7)	*
Rankin M. Smith, Jr.	21,671	(8)	*
Stephen H. Brolly	6,470	(9)	*
David Buchanan	41,445	(10)	*

All directors and executive officers as a group (12 persons)	3,416,054	(11)	35.03%

*	Less than 1%.

(1)	Includes 325,836 shares held by Mr. Miller’s children, grandchild, and family trust, and 187,391 shares held by Berlin American, LLC and Berlin American Company II, LLC, companies of which Mr. Miller and his wife’s estate own 40%. Also includes 89,689 shares owned by his wife’s estate.

(2)	Includes 266 shares held by Major General (Ret) Bockel’s wife.

(3)	Includes 10,612 shares held by Dr. Bowen as trustee for Target Benefit Plan.

(4)	Includes 4,417 shares held by Mr. King’s wife.

(5)	Includes 18,667 shares that Mr. Proctor has the right to acquire pursuant to outstanding stock options, 1,936 shares held by Mr. Proctor’s children, and 322 shares held by Mr. Proctor’s wife.

(6)	Includes 7,559 shares held by a family foundation.

(7)	Includes 34,702 shares held by a Shepherd family trust and 5,025 shares held by a family partnership.

(8)	Includes 298 shares owned by Mr. Smith’s wife.

(9)	Includes 3,333 shares that Mr. Brolly has the right to acquire pursuant to outstanding stock options.

(10)	Includes 3,333 shares that Mr. Buchanan has the right to acquire pursuant to outstanding stock options.

(11)	Includes 25,333 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires Fidelity’s directors, executive officers, and persons who own more than 10% of the common stock of Fidelity to file reports of ownership changes with the SEC. During 2008, all reports of beneficial ownership of securities were filed with the SEC in a timely manner.
AUDIT COMMITTEE REPORT
     Fidelity’s Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASDAQ Marketplace Rules, Section 10A-3 of the Exchange Act and have the knowledge and experience required by Rule 4350(d).
     The Audit Committee has reviewed Fidelity’s Annual Report on its Form 10-K and the audited consolidated financial statements for the year ended December 31, 2008, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity’s independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence and the members of the Audit Committee have discussed the independence of Ernst & Young. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young’s Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young. The Audit Committee has determined that the providing of professional services by Ernst & Young, in addition to audit-related services, is compatible with the maintenance of the accountant’s independence.
     Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and be filed with the SEC.
W. Clyde Shepherd III, Chairman
Major General (Ret) David R. Bockel
James H. Miller III
Robert J. Rutland

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young audited the consolidated financial statements of Fidelity and the evaluation of Fidelity’s internal control over financial reporting as of December 31, 2008. At the April 2009 Audit Committee meeting, the Audit Committee expects to select Ernst & Young to continue as independent auditors to audit the consolidated financial statements for 2009. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
FEES PAID BY FIDELITY TO ERNST & YOUNG
     The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young for fiscal years 2008 and 2007:

	2008	2007
Audit Fees (1)	$345,870	$338,030
Audit-Related Fees (2)	37,364	21,000
Tax Fees	—
All Other Fees	—	—

Total	$383,234	$359,030

(1)	Audit fees represent fees for professional services provided in connection with the audit of the financial statements, review of the quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings, including the audit of management’s assessment over financial reporting.

(2)	Audit—related fees consist primarily of accounting consultation, employee benefit plan audits, and other attestation services.
     The Audit Committee approved all audit services provided by Fidelity’s independent registered public accountants during 2008 and 2007 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity’s independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.
SHAREHOLDER PROPOSALS
     Shareholder proposals intended to be included in our proxy statement and voted on at the 2010 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 20, 2009. Shareholders may also present at the 2010 Annual Meeting any proper proposal that is not disclosed in the proxy statement for that meeting without prior notice to Fidelity.
COMMUNICATIONS WITH FIDELITY AND THE BOARD
     The following options are available to shareholders who want to communicate with Fidelity or the Board:
     To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.
     To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:
1.	Fidelity Bank’s website, located at www.lionbank.com, contains product and marketing data.

2.	Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity’s Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity’s annual reports, proxy statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

3.	Information, such as Fidelity’s latest quarterly earnings release, the Annual Report on its Form 10-K, or Form 10-Q can also be obtained free of charge by calling or writing Investor Relations.
     If you would like to contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
     Management knows of no matters, other than the election of directors, that are to be brought before the Annual Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
March 24, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS THE BOARD RECOMMENDS. Please mark your votes as X indicated in this example FOR WITHHOLD ALL FOR ALL EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS Nominees: 2. Advisory (non-binding) vote on executive compensation 1 James B. Miller, Jr. 2 MG (Ret) David R. Bockel 3 Edward G. Bowen, M.D. 4 Dr. Donald A. Harp, Jr. 5 Kevin S. King 6 H. Palmer Proctor, Jr. 7 Robert J. Rutland 8 W. Clyde Shepherd, III 9 Rankin M. Smith, Jr. YES (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) I Will Attend the meeting *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE Fidelity Southern Corporation To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement and the 2008 Annual Report to Shareholders are available at: http://materials.proxyvote.com/3161394 46995

PROXY FIDELITY SOUTHERN CORPORATION ANNUAL MEETING OF SHAREHOLDERS – APRIL 23, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Edward G. Bowen, M.D. and H. Palmer Proctor, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 23, 2009, at 3:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road, NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting. All other proxies heretofore given by the undersigned to vote shares of Common Stock of the Company are expressly revoked. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Fidelity Southern Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends · View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 46995